Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]


Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                        EMPIRE FEDERAL BANCORP, INC.
------------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

                        EMPIRE FEDERAL BANCORP, INC.
------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
               N/A
------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transactions applies:
               N/A
------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
               N/A
------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
               N/A
------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
               N/A
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(2)  Form, schedule or registration statement no.:
               N/A
------------------------------------------------------------------------------
(3)  Filing party:
               N/A
------------------------------------------------------------------------------
(4)  Date filed:
               N/A
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









                            May 8, 2000



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Empire Federal Bancorp, Inc., the holding company for Empire Bank. The meeting will be held at the main office of Empire Bank, 123 South Main Street, Livingston, Montana, on Wednesday, June 7, 2000, at 11:00 a.m., Mountain Daylight Savings Time.

     The attached Notice of the Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present to respond to appropriate questions of stockholders.

     For the reasons set forth in the proxy statement, the Board unanimously recommends a vote "FOR" each of the nominees as directors specified under Proposal I and "FOR" Proposal II, the ratification of auditors, and "AGAINST" Proposal III, the shareholder proposal described in the proxy statement.

     To ensure proper representation of your shares at the meeting, the Board of Directors requests that you sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible, even if you currently plan to attend the meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

     We look forward to seeing you at the meeting.

                              Sincerely,

                              /s/ William H. Ruegamer

                              William H. Ruegamer
                              President and Chief Executive Officer

                         EMPIRE FEDERAL BANCORP, INC.
                            123 SOUTH MAIN STREET
                                P.O. BOX 1099
                          LIVINGSTON, MONTANA  59047
                               (406) 222-1981

------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 7, 2000
------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of Empire Federal Bancorp, Inc. ("Company") will be held at the main office of Empire Bank, 123 South Main Street, Livingston, Montana, on Wednesday, June 7, 2000, at 11:00 a.m., Mountain Daylight Savings Time.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1.  The election of four directors of the Company;

     2. The approval of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000;

     3. If properly presented, a stockholder proposal as set forth in the attached Proxy Statement; and

     4. Such other matters as may properly come before the Meeting or any adjournments thereof.

     NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on April 14, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

     You are requested to complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the Meeting and vote in person.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Ann Worthington

                              ANN WORTHINGTON
                              SECRETARY

Livingston, Montana
May 8, 2000

------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
------------------------------------------------------------------------------

                               PROXY STATEMENT
                                     OF
                         EMPIRE FEDERAL BANCORP, INC.
                            123 SOUTH MAIN STREET
                               P.O. BOX 1099
                          LIVINGSTON, MONTANA  59047
                               (406) 222-1981

------------------------------------------------------------------------------
                       ANNUAL MEETING OF STOCKHOLDERS
                               JUNE 7, 2000
------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Empire Federal Bancorp, Inc. ("Company") to be used at the Annual Meeting of Stockholders of the Company ("Meeting"). The Meeting will be held at the main office of Empire Bank ("Bank"), 123 South Main Street, Livingston, Montana, on Wednesday, June 7, 2000, at 11:00 a.m., Mountain Daylight Savings Time. The Company is the holding company for the Bank. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about May 8, 2000.

------------------------------------------------------------------------------
                         VOTING AND PROXY PROCEDURE
------------------------------------------------------------------------------

     Stockholders Entitled to Vote at Meeting. Only stockholders of record as of the close of business on April 14, 2000 ("Record Date") are entitled to vote at the Meeting, and are entitled to one vote for each share of common stock of the Company ("Common Stock") then held. As of the Record Date, the Company had 1,801,143 shares of Common Stock issued and outstanding. The Common Stock is the only outstanding class of securities of the Company.

     Quorum Requirement. According to the Company's Bylaws, the presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Broker non-votes will not be considered present and will not be included in determining whether a quorum is present.

     Proxies; Proxy Revocation Procedures. The Board of Directors solicits proxies so that each stockholder has the opportunity to vote on the proposals to be considered at the Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where a proxy card is properly signed but no instructions are indicated, proxies will be voted FOR the nominees for directors set forth in this proxy statement, FOR the approval of the appointment of independent auditors and AGAINST the stockholder's proposal included as Proposal III. If a stockholder attends the Meeting, he or she may vote by ballot.

     If a stockholder is a participant in the Empire Bank Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant's plan account. Each participant may direct the trustees as to the manner in which shares of Common Stock allocated to the participant's plan account are to be voted. Unallocated shares of Common Stock held by the ESOP, and allocated shares for which no voting instructions are received from participants, will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions.

     Stockholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later dated proxy before a vote being taken on a particular proposal at the Meeting. Attendance at the Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     Vote Required. The four directors to be elected at the Meeting will be elected by a plurality of the votes cast by stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from each nominee for election as director. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. The Company's Certificate of Incorporation prohibits stockholders from cumulating their votes for the election of directors.

     Approval of the appointment of independent auditors and the stockholder's proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Meeting. In determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

------------------------------------------------------------------------------
       VOTING SECURITIES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT
------------------------------------------------------------------------------

     Persons and groups who beneficially own in excess of 5% of the Company's Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC"), and provide a copy to the Company, regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based upon such reports, the following table sets forth, as of the Record Date, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. Management knows of no persons other than those set forth below who owned more than 5% of the outstanding shares of Common Stock as of the Record Date. The table also sets forth, as of the Record Date, information as to the shares of Common Stock beneficially owned by each director, the "named executive officers" of the Company, and all executive officers and directors of the Company as a group.

                                     Amount and Nature     Percent of
                                       of Beneficial       Common Stock
Beneficial Owner                        Ownership(1)       Outstanding
----------------                        ------------       -----------

Beneficial Owners of More Than 5%

Empire Bank Employee                     201,432             11.18%
  Stock Ownership Plan Trust

Directors(2)

Walter J. Peterson, Jr.                   25,968               *
John R. Boe                               14,368               *
Edwin H. Doig                             35,844              1.99
Sanroe J. Kaisler, Jr.                    15,368               *
Walter R. Sales                           20,368               *
Burton Wastcoat                            2,069               *

Named Executive Officers(3)

William H. Ruegamer(4)                     1,337               *
Beverly D. Harris(2)(4)                   69,663              3.87

All Executive Officers and Directors     184,985             10.27
as a Group (8 persons)(2)

---------------------
*   Less than 1 percent of shares outstanding.
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has voting or investment power with respect to such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days from the Record Date. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.
(2) Includes vested and unvested shares in the Company's Management Recognition and Development Plan ("MRDP"). Participants in the MRDP exercise all rights incidental to ownership, including voting rights.
(3) Under SEC regulation, the term "named executive officer" includes the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. Mr. William H. Ruegamer and Mrs. Beverly D. Harris were the Company's only "named executive officers" for the fiscal year ended December 31, 1999.
(4) Mr. Ruegamer and Mrs. Harris are also directors of the Company.

------------------------------------------------------------------------------
                       PROPOSAL I - ELECTION OF DIRECTORS
------------------------------------------------------------------------------

     The Company's Board of Directors currently consists of eight members. In accordance with the Company's Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms.

     In connection with the Meeting, the Board of Directors has determined to increase the size of the Board from eight to nine members. The Board of Directors has nominated Walter J. Peterson, Jr., Sanroe J. Kaisler, Jr. and Walter R. Sales for election as directors to serve for a three year period, or until their respective successors have been elected and qualified. In addition, the Board of Directors has nominated Kenneth P. Cochran, to serve for a two year period, or until his successor has been elected and qualified. Except for Mr. Kenneth P. Cochran, all nominees are current members of the Board of Directors of the Company. Each director of the Company is also a director of the Bank.

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute(s) as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

     The Board of Directors recommends that stockholders vote "FOR" the election of Messrs. Peterson, Kaisler, Sales and Cochran.

     The following table sets forth certain information regarding the nominees for election at the Meeting and the directors continuing in office after the Meeting.

                                                        Year First
                           Principal Occupation         Elected       Term to
    Name         Age(1)    During Last Five Years       Director(2)   Expire
    ----         ------    ----------------------       -----------   ------

                               BOARD NOMINEES

Walter J.
 Peterson, Jr.    76     Chairman of the Board of the       1964       2003(3)
                         Company and the Bank; Vice
                         President of Dime Insurance
                         Agency, Livingston, Montana.

                                                        Year First
                           Principal Occupation         Elected       Term to
    Name         Age(1)    During Last Five Years       Director(2)   Expire
    ----         ------    ----------------------       -----------   ------

                           BOARD NOMINEES (continued)

Sanroe J.
 Kaisler, Jr.     75     Retired insurance broker.          1964       2003(3)
                         Director of Dime Insurance
                         Agency, Livingston, Montana.

Walter R. Sales   72     Retired rancher and former         1977       2003(3)
                         Montana Legislator.

Kenneth P.
 Cochran          57     Senior Vice President of the       2000(3)    2002(3)
                         Bank.  Prior to that, Senior
                         Vice President, First Inter-
                         state Bank, Billings, Montana,
                         from 1989 to March 1, 2000.

                    DIRECTORS CONTINUING IN OFFICE AFTER MEETING

William H.
 Ruegamer         55     President and Chief Executive      1999       2001
                         Officer of the Bank and the
                         Company effective January 1999.
                         Prior to that, President and
                         Chief Executive Officer of
                         First Interstate Bank and
                         Executive Vice President and
                         Chief Operating Officer of First
                         Interstate BancSystem, Billings,
                         Montana.

Beverly D.
 Harris           66     Vice Chairman of the Board         1971       2001
                         effective January 1999.  Prior
                         to that, President of the Bank
                         and President and Chief Execu-
                         tive Officer of the Corporation;
                         President of Dime Insurance
                         Agency, Livingston, Montana;
                         Director of Montana Power
                         Company, a NYSE-listed company,
                         since 1992.

Edwin H. Doig     68     Retired pharmacist.                1979       2001

John R. Boe       75     Retired junior high school         1979       2002
                         teacher and vice principal.


Burton Wastcoat   60     Broker and owner of Coldwell-      1998       2002
                         Banker/RCI Realty.

-----------------
(1) At December 31, 1999.
(2) Includes prior service on the Board of Directors of the Bank.
(3) Assuming election or re-election at the Meeting.

------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
------------------------------------------------------------------------------

     The Boards of Directors of the Company and the Bank conduct their business through meetings and committees of the Boards of Directors. During the fiscal year ended December 31, 1999, the Board of Directors of the Company held nine meetings and the Board of Directors of the Bank held 12 meetings.
No director of the Company or the Bank attended fewer than 75% of the total meetings of the Boards and committees on which such Board member served during this period.

     Committees of the Company's Board of Directors. The Company's Board of Directors has established Executive, Audit and Nominating Committees, among others.

     The Executive Committee, consisting of Directors Harris, Peterson and Kaisler, meets as needed. This Committee generally has the power and authority to act on behalf of the Board of Directors between scheduled Board meetings, unless specific matters are delegated to it for action by the Board. The Executive Committee did not meet during the fiscal year ended December 31, 1999.

     The Audit Committee, consisting of Directors Peterson, Kaisler, Sales, Doig, Boe and Wastcoat, meets as needed and is responsible for reviewing the external auditors' reports and results of their examination. The Audit Committee met one time during the fiscal year ended December 31, 1999.

     The full Board of Directors acts as a Nominating Committee to select management's nominees for election as directors of the Company. The Board of Directors met once in its capacity as the nominating committee during the fiscal year ended December 31, 1999.

     Committees of the Bank's Board of Directors. The Bank's Board of Directors has established Executive, Audit and Compensation Committees, among others.

     The Executive Committee, consisting of Directors Harris, Peterson and Kaisler, meets as needed and generally has the authority to act on behalf of the Board of Directors between scheduled Board meetings, unless specific matters are delegated to it for action by the Board. The Executive Committee did not meet during the fiscal year ended December 31, 1999.

     The Audit Committee, consisting of Directors Peterson, Kaisler, Sales, Doig, Boe and Wastcoat meets as needed and is responsible for reviewing the external auditors' reports and results of their examination. The Audit Committee met once during the fiscal year ended December 31, 1999.

     The full Board of Directors acts as the Bank's Compensation Committee. This Committee is responsible for reviewing and recommending compensation to be paid to executive officers. Mr. Ruegamer recuses himself from the Committee when it considers matters regarding his compensation. The Compensation Committee met once during the fiscal year ended December 31, 1999.

     The full Board of Directors acts as a Nominating Committee to select management's nominees for election as directors of the Bank. The Board of Directors met once in its capacity as the nominating committee during the fiscal year ended December 31, 1999.

------------------------------------------------------------------------------
                             DIRECTORS' COMPENSATION
------------------------------------------------------------------------------

     Directors receive a retainer of $500 per month and a fee of $250 for attendance at regular Board meetings of the Bank and a fee of $250 per month, payable quarterly, for service on the Company's Board of Directors. In addition, Directors residing in Bozeman, Montana, and Big Timber, Montana, receive $20 per meeting for travel expenses. No additional fees are paid to Directors for attendance at committee meetings. Directors' fees for the Bank and the Company totalled $71,500 and $23,750, respectively, for the fiscal year ended December 31, 1999.

     In fiscal 1999, each non-employee director, with the exception of Mr. Burton Wastcoat, received an option under the Company's Stock Option Plan to purchase 12,960 shares at an exercise price of $11.50, the market value per share of the Common Stock on the date of grant. Each option has a ten-year term and vests in 20% annual increments, with the second increment having vested on January 26, 2000, and the remaining 60% scheduled to vest on January 26, 2001, 2002 and 2003, respectively.

     On April 29, 2000, the Board of Directors awarded William H. Ruegamer and Burton Wastcoat an option under the Company's Stock Option Plan to purchase 12,960 shares of stock and 5,184 shares of stock, respectively, at an exercise price of $11.69. Each option has a five-year term and vests in 20% annual increments, with the first increment having vested on April 29, 2000, and the remaining 80% scheduled to vest on April 29, 2001, 2002, 2003 and 2004, respectively.

     In fiscal 1999, each non-employee director, with the exception of Burton Wastcoat, received a restricted stock award under the Company's MRDP (Management Recognition and Development Plan) for 5,184 shares. Each award vests over a five-year period in 20% annual increments, with the second increment having vested on January 26, 2000, and the remaining 60% scheduled to vest on January 26, 2001, 2002 and 2003, respectively.

     On April 29, 2000, the Board of Directors granted William H. Ruegamer and Burton Wastcoat a restricted stock award under the Company's MRDP for 5,184 shares and 2,592 shares, respectively. Each award vests over a five-year period in 20% annual increments, with the first increment having vested on April 29, 2000, and the remaining 80% scheduled to vest on April 29, 2001, 2002, 2003 and 2004, respectively.

     For information regarding stock options granted, and MRDP shares awarded to Mr. Ruegamer and Mrs. Harris, see "Executive Compensation."

------------------------------------------------------------------------------
                            EXECUTIVE COMPENSATION
------------------------------------------------------------------------------

Summary Compensation Table

     The following information is furnished for Mr. William H. Ruegamer and Mrs. Beverly D. Harris. Mrs. Harris served as the Company's President and Chief Executive Officer until January 1999. Mr. Ruegamer was appointed President and Chief Executive Officer of the Company and the Bank effective as of January 1999. No other executive officer earned salary and bonus in excess of $100,000 during fiscal 1999.


                                                                Long-term Compensation
                                 Annual Compensation(1)                Awards                 All
                            ---------------------------------  -------------------------      Other
                                                                Restricted      Number        Annual
Name and                                                        Stock             of          Compen-
Position                    Year     Salary(2)       Bonus      Awards(3)      Options(4)     sation(5)
--------                    ----     ---------       -----      ---------      ----------     ---------

William H. Ruegamer         1999     $115,000        $    500   $  60,601        12,960       $     --
President and Chief
 Executive Officer of
 the Company and the
 Bank

Beverly D. Harris           1999      115,000             500          --            --         22,436
Former President and        1998      110,952             500     430,937        51,842         25,900
 Chief Executive Officer    1997      106,680           9,605         --             --         36,455
 of the Company and
 the Bank

                                                             6

------------------
(1) Excludes certain additional benefits, the aggregate amounts of which do not exceed 10% of total salary and bonus.
(2) Amount for 1999 excludes directors fees of $11,000 and $12,000 for Mr. Ruegamer and Mrs. Harris, respectively.
(3) Represents the value of restricted stock awards at January 26, 2000, the date of grant, pursuant to the MRDP. Dividends are paid on such awards if and when declared and paid by the Company on the Common Stock. At December 31, 1999, the value of the unvested awards (which vest pro rata over a five-year period with the second 20% installment having vested on January 26, 2000) for Mrs. Harris was $180,804 (15,553 shares at $11.625 per share), and for Mr. Ruegamer (which vest pro rata over a five-year period with the first 20% installment having vested in April 29, 2000) was $60,264 (5,184 shares at $11.625 per share).
(4) Subject to pro rata vesting over a five year period with the first 20% installment vesting on January 26, 2000 for Mrs. Harris, and on April 29, 2000 for Mr. Ruegamer.
(5)  Amount reflects employer contribution to the ESOP on behalf of Mrs.
     Harris.

     Options Grants Table. The following information is provided for Mr. William H. Ruegamer and Mrs. Beverly D. Harris.

                       Number of    Percent of
                       Securities   Total Options
                       Underlying   Granted to
                       Options      Employees in    Exercise       Expiration
Name                   Granted      Fiscal Year      Price            Date
----                   -------      -----------      -----            ----

William H. Ruegamer    12,960         18.3%         $11.69         4/29/10(1)
Beverly D. Harris      51,842         23.7          16.625         1/26/08(2)
------------
(1) Subject to pro rata vesting over a five year period with the first 20% installment having vested on April 29, 2000.
(2) Subject to pro rata vesting over a five year period with the second 20% installment having vested on January 26, 2000.

     Option Exercise/Value Table. The following information is provided for Mr. William H. Ruegamer and Mrs. Beverly D. Harris.


                                                          Number of
                                                    Securities Underlying        Value of Unexercised
                                                     Unexercised Options         In-the-Money Options
                    Shares                           at Fiscal Year End(#)       at Fiscal Year End($)
                  Acquired on        Value         --------------------------  --------------------------
  Name            Exercise (#)     Realized($)     Exercisable  Unexercisable  Exercisable  Unexercisable
  ----            ------------     -----------     -----------  -------------  -----------  -------------

William H.
 Ruegamer            --                --              --         12,960           --          $   -- (1)
Beverly D.
 Harris              --                --              --         51,842           --              -- (2)


---------------
(1) The exercise price on the option grant date was $11.69. The price of the Common Stock at December 31, 1999 was $11.625.
(2) The exercise price on the option grant date was $16.625. The price of the Common Stock at December 31, 1999 was $11.625.

     Employment Agreements.   The Company and the Bank (collectively, the
"Employers") have entered into a three year employment agreement ("Employment
Agreement") with William H. Ruegamer.   Under the Employment Agreement, the
current base salary for Mr. Ruegamer is $115,000, which amount is paid by the Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. In determining the salary level for Mr. Ruegamer, the Board will consider compensation levels for similarly situated executives at comparable institutions, the financial performance of the Bank, as well as Mr. Ruegamer's performance. Mr. Ruegamer's Employment Agreement provides for a term of three years, which may be extended for an additional term. The Employment Agreement is terminable by the Employers at any time or upon the occurrence of certain events specified by federal regulations.

     The Employment Agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. Severance payments also are provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, Mr. Ruegamer is assigned duties inconsistent with his respective position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the Employment Agreement as having occurred when, among other things, (a) a person other than the Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) stockholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company's assets, or a plan of partial or complete liquidation.

     The severance payments and benefits from the Employers will have a value equal to 2.99 times Mr. Ruegamer's average annual compensation during the five-year period preceding the change in control. Assuming that a change in control had occurred at December 31, 1999, Mr. Ruegamer would be entitled to severance payments and benefits with a value of approximately $343,850.
Section 280G of the Code states that severance payments and benefits that equal or exceed three times the base compensation of the individual are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

     The Employment Agreement restricts Mr. Ruegamer's right to compete against the Employers for a period of one year from the date of termination of the agreement if it is terminated without cause, except in the event of a change in control.

     The Company has entered into similar employment and severance agreements with other employees of the Company.

Compensation Committee Interlocks and Insider Participation

     Mr. Ruegamer serves as a member of the Compensation Committee. Although Mr. Ruegamer recommends compensation to be paid to executive officers, the entire Board of Directors of the Bank reviews such recommendations and sets the compensation for Mr. Ruegamer.

------------------------------------------------------------------------------
              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
------------------------------------------------------------------------------

     Section 16(a) of the Exchange Act, requires the Company's executive officers and directors, and persons who own more than 10% of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms it has received and written representations provided to the Company by the above referenced persons, the Company believes that all filing requirements applicable to its reporting officers, directors and greater than 10% stockholders were properly and timely complied with during the fiscal year ended December 31, 1999.

------------------------------------------------------------------------------
                      TRANSACTIONS WITH MANAGEMENT
------------------------------------------------------------------------------

     Applicable law and regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features, and the Bank has adopted a policy to this effect. The Bank had no outstanding loans to its executive officers and directors at December 31, 1999.

     Mr. Joseph T. Swindlehurst, General Counsel to the Bank, is a partner with the law firm of Huppert & Swindlehurst, P.C. in Livingston, Montana. Mr. Swindlehurst is the brother of Mrs. Harris. During the year ended December 31, 1999, Huppert & Swindlehurst, P.C. was paid approximately $10,104 in fees and expense reimbursement for services rendered to the Company and the Bank, which amount did not exceed 5% of the law firm's annual gross revenues.

------------------------------------------------------------------------------
      PROPOSAL II -- APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
------------------------------------------------------------------------------

     KPMG LLP served as the Company's independent auditors for the fiscal year ended December 31, 1999. The Board of Directors has appointed KPMG LLP as independent auditors for the fiscal year ending December 31, 2000, subject to approval by stockholders. A representative of KPMG LLP will be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he so desires.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

------------------------------------------------------------------------------
                    PROPOSAL III -- STOCKHOLDER PROPOSAL
------------------------------------------------------------------------------

     Jewelcor Management, Inc. is the record owner of 300 shares of Common Stock of the Company and the beneficial owner of an additional 21,700 shares of the Company's Common Stock, and its address is 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania 18702. Jewelcor Management, Inc. has submitted the following proposal:

     RESOLVED, it is recommended that the Board of Directors of Empire Federal Bancorp, Inc. (the "Company") engage an investment banking firm to advise the Company on ways to maximize shareholder value, including a potential sale or merger of the Company.

Supporting Statement

     If the Board of Directors took the necessary steps to achieve a sale or merger, Jewelcor Management, Inc. ("JMI") believes that the Company could potentially achieve an acquisition price well in excess of its current stock price. As set forth below, if the Company achieved the acquisition multiples obtained in 1999 by other thrifts of a comparable asset-size, the Company could possibly obtain an acquisition price between $16.37 and $25.77 per share.

     Analysis. JMI compared the Company's book value and earnings per share ("EPS") with the acquisition ratios for the Company's "Asset-Size Peer Group". Based upon summary statistics for mergers announced in 1999, JMI derived the Average Announced Price/Book Ratio ("Average Asset-Size Price/Book") and the Median Announced Price/Last Twelve Months EPS Ratio ("Average Asset-Size Price/EPS") for the Asset-Size Peer Group. JMI then multiplied the applicable Average Asset-Size ratios times the Company's (a) book value and (b) last twelve months diluted EPS ("Company EPS").

BOOK VALUE APPROACH

Company Stock Price (12/23/99)                    $11.56
Company Book Value (9/30/99)                      $16.47
Company Price/Book                                 70.19%

Average Asset-Size Price/Book                     156.47%
COMPANY'S POSSIBLE ACQUISITION PRICE              $25.77

EARNINGS APPROACH

Company's EPS (9/30/99)                             $0.7
Company's Price/EPS                                16.51X

Average Asset-Size Price/EPS                       23.39X
COMPANY'S POSSIBLE ACQUISITION PRICE              $16.37

     The "Asset-Size Peer Group" consists of thrifts with an asset size less than $250 million for which acquisitions were announced in 1999 and for which multiples were available. The above referenced information was obtained from SNL Securities LC.

     Although the Company could possibly achieve any of the individual acquisition multiples achieved within the peer group, JMI believes that the more reliable way to apply these acquisition multiples to the Company is to use an average of such multiples. In JMI's opinion, the use of average multiples within the peer group lessens any potential skewing effect that may result from individual multiples. None of the thrifts that comprise the peer group are identical to the Company and no independent evaluation of the Company's assets and liabilities has been made. The "Potential Acquisition Price" is based entirely on the mathematical calculations set forth above. Assumptions need to be made with regard to industry performance, business and economic conditions.

        Board of Directors Statement in Opposition to the Proposal

     Your Board of Directors believes that this proposal would not serve the best interests of the Company's stockholders and, in fact, believes that adoption of the proposal would be detrimental to their interests. Since 1998, there has been a dramatic decline in thrift merger and acquisition volume, which your Board of Directors believes is due in large part to the dramatic decline in thrift equity prices. The interests of the stockholders of the Company would not be served by initiating a sale or merger process at a time when pricing multiples have been adversely affected by the very poor market for bank and thrift stocks.

     Your Board of Directors unanimously recommends that you VOTE AGAINST the above stockholder proposal for the reasons set forth below.

     Your Board of Directors is Committed to Enhancing Stockholder Value. The Board of Directors is committed to enhancing stockholder value and acting in accordance with its duties to ALL stockholders. We disagree with JMI on the best way to achieve this objective. Based upon our experience, we urge you to support us in our ongoing efforts to enhance stockholder value. In connection with our recommendation that you vote against the stockholder proposal, we urge you to consider the growth-oriented expansion strategy that the Company has undertaken, which is being implemented by pursuing internal and external growth opportunities, when appropriate. In order to augment its management and to increase loan production, on January 1, 1999, the Company hired Mr. William H. Ruegamer as the Company's new President and Chief Executive Officer. Mr. Ruegamer has more than 30 years of experience in all areas of community banking and served as President and Chief Executive Officer of First Interstate Bank, Billings, Montana, for ten years prior to joining the Company. Since Mr. Ruegamer's arrival, the Company has added new loan products and there has been a significant increase in loan originations, particularly commercial loans and home equity loans which have higher yields than one- to- four family loans. The application of this strategy is reflected in the increase in the Company's origination of commercial and business loans, which increased from $2.2 million in 1998 to $7.1 million in 1999. More importantly, these activities should assist the Company in its strategy of becoming a commercial bank, which will, in turn enhance its value since, historically, banks and bank holding companies have traded in the public markets at earnings per share multiples considerably higher than those of thrift holding companies. Thus, if the change to a community bank is successful it should have a long-term favorable impact on the Company's ultimate acquisition value.

     The Board of Directors has also taken the following actions to increase stockholder value:

     Reducing Excess Capital Through Stock Repurchases. Management has adopted a strategy of reducing the Company's excess capital through stock repurchases, which increases the value of your investment because with fewer shares outstanding there is higher earnings per share and a greater return on equity. Since its initial public offering, the Company has repurchased 790,957 shares of Common Stock, which is the maximum amount permitted by OTS regulations during the three year period after the conversion from mutual to stock form.

     Increases in Regular Cash Dividend. A key component of providing you with an attractive return on your investment has been the consistent payment of quarterly cash dividends. The Company has paid a quarterly cash dividend in every quarter since the second quarter following its initial public offering and has increased the dividend amount -- from $.075 to $.080 (in the second quarter of 1998), from $.080 to $.085 (in the fourth quarter of 1998), from $.085 to $.100 (in the first quarter of 1999). This increase in the regular cash dividend in turn boosted the Company's dividend payout ratio (dividends declared per share divided by net income per share) from 33.58% for the year ended December 31, 1997 to 57.14% for each of the years ended December 31, 1998 and 1999. The Company increased the dividend amount again in the first quarter of 2000, from $.100 to $.110.

     Expansion of Operations. The Board believes that shareholder value can be significantly enhanced by the expansion of the Company through the acquisition of other institutions, including community banks, the establishment or acquisition of additional branch offices and internal growth. Mr. Ruegamer has extensive bank acquisition experience, having overseen the acquisition of six institutions and approximately 12 branch offices during his tenure at First Interstate Bank. The Company has expanded its network of offices with the opening of its new branch in Billings, Montana. In addition, in 1999 the Company hired three commercial bankers in Billings with over 50 years of combined experience.

     The Board of Directors believes that stockholders have been well served by its leadership and guidance, and it is in a much better position than JMI to determine what is in the best interests of the Company's stockholders. The Board of Directors will carefully consider any appropriate action that would serve the best interests of all of its stockholders. In light of the Company's increasing profitability and future prospects, we believe that a forced sale in today's environment is not in the best interests of its stockholders. As previously mentioned, the stock prices of many prospective acquirors are significantly down over the past year, and acquisition premiums have also declined.

     The Proposal Is Based on Valuation Methodology That is Flawed. We believe that the two potential acquisition prices shown by the proponent are unreliable. Even JMI indicated that its analysis was based entirely on mathematical calculations without taking into account (1) the differences between the Company and the other companies selected, (2) the value of the Company's assets and liabilities, and (3) industry performance, business and economic conditions. The valuation methodologies used in the shareholder's supporting statement rely on the average multiples of a number of thrift acquisition transactions, none one of which was in the Company's market area. The use of implied ranges of acquisition values for the Company is, at best, an incomplete method of deriving a realistic estimate of a thrift's acquisition value. It is fundamentally inadequate to rely solely on valuation methodologies such as these to estimate acquisition prices. A comparable multiple type analysis such as that set forth by JMI is useful only in the context of a larger analytical exercise which involves research on potential purchasers, their acquisition strategies and their financial ability to pay for a target, as well as alternative measures of value such as the value of the Company's deposits and lending franchises and various discounted cash flow analyses.

     The Company's Directors and Officers Have a Significant Ownership Interest. As you know, all directors of the Company are also stockholders and share a commonality of interest with the Company's other stockholders. As of the Record Date, the eight directors and executive officers of the Company own 184,955 shares of the Common Stock, or approximately 10% of the issued and outstanding shares, excluding restricted stock awards and stock options.
These shares had an aggregate market value of $2.0 million, which represents a significant investment by our directors and executive officers. This compares with JMI's ownership of record of 300 shares and the beneficial ownership of an additional 21,700 shares of the Company's Common Stock, which, as of the Record Date, represented approximately 1% of the Company's issued and outstanding shares.

     Adoption of the Proposal Would be Detrimental to the Board's Efforts. Your Board of Directors believes that adoption of the proposal could prejudice the financial interests of stockholders. Although the proposal only requests that certain action be taken by the Board of Directors and does not obligate the Board of Directors to take action, the announcement that the proposal has been adopted could adversely affect the Company's relationships with its customers and employees by creating uncertainty about its future. In that event, revenues and profits and, in turn, stockholder value could decline. Most importantly, your Board of Directors should retain full discretion to consider all possible strategic alternatives for the Company's future in the best interests of all stockholders and should not be urged to pursue only one course of action at a time when the equity prices for the thrift industry, as well as the entire financial industry, are depressed and therefore at a price that do not reflect the true long-term value of the Company. In addition, the uncertain atmosphere that could be created by adoption of this proposal could result in the Company losing valuable customer relationships and employees, which could impair the value of our franchise.

     For the reasons set forth above, the Board of Directors believes that the stockholder proposal is not in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously recommends that you VOTE AGAINST Proposal III.

------------------------------------------------------------------------------
                              OTHER MATTERS
------------------------------------------------------------------------------

     The Board of Directors of the Company is not aware of any business to come before the Meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof according to the judgment of the person or persons voting the proxies.

------------------------------------------------------------------------------
                               MISCELLANEOUS
------------------------------------------------------------------------------

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or telecopier without additional compensation.

     The Company's Annual Report to Stockholders, including financial statements, has been mailed to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of these proxy solicitation materials or as having been incorporated herein by reference.

------------------------------------------------------------------------------
                           SHAREHOLDER PROPOSALS
------------------------------------------------------------------------------

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 123 South Main Street, Livingston, Montana, no later than December 29, 2000. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

     The Company's Certificate of Incorporation provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before a meeting of stockholders, a stockholder must deliver written notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days' notice of the meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. As specified in the Certificate of Incorporation, the written notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the stockholder giving such notice. The notice with respect to business proposals to be brought before the Meeting must state the stockholder's name, address and number of shares of Common Stock held, and briefly discuss the business to be brought before the Meeting, the reasons for conducting such business at the Meeting and any interest of the stockholder in the proposal.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Ann Worthington

                                  ANN WORTHINGTON
                                  SECRETARY

Livingston, Montana
May 8, 2000

------------------------------------------------------------------------------
                            FORM 10-KSB
------------------------------------------------------------------------------
A copy of the Company's Form 10-KSB for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders as of the record date upon written request to Ann Worthington, Corporate Secretary, Empire Federal Bancorp, Inc., 123 South Main Street, Livingston, Montana 59047.
------------------------------------------------------------------------------

                              REVOCABLE PROXY
                        EMPIRE FEDERAL BANCORP, INC.

------------------------------------------------------------------------------
                       ANNUAL MEETING OF STOCKHOLDERS
                               JUNE 7, 2000
------------------------------------------------------------------------------

     The undersigned hereby appoints the entire Board of Directors as the official Proxy Committee with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Empire Federal Bancorp, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the main office of Empire Bank, 123 South Main Street, Livingston, Montana, on Wednesday, June 7, 2000, at 11:00 a.m., Mountain Daylight Savings Time, and at any and all adjournments thereof, as follows:
                                                                  VOTE
                                                      FOR       WITHHELD
                                                      ---       --------
     1.  The election as directors of                 [  ]        [  ]
         all nominees listed below
        (except as marked to the
         contrary below).

         For a three year term:
         Walter J. Peterson, Jr.
         Sanroe J. Kaisler, Jr.
         Walter R. Sales

         For a two year term:
         Kenneth P. Cochran

         INSTRUCTION:  To withhold your vote
         for any individual nominee, write
         that nominee's name on the line below.

         -------------------------------------
         -------------------------------------
                                                     FOR   AGAINST   ABSTAIN
                                                     ---   -------   -------

      2.  The approval of the appointment of        [  ]    [  ]      [  ]
          KPMG LLP as independent auditors for
          the fiscal year ending December 31,
          2000.

      3.  A stockholder proposal as more fully      [  ]    [  ]      [  ]
          described in the Proxy Statement.

      4.  Such other matters as may properly
          come before the Meeting or any
          adjournments thereof.

     The Board of Directors recommends a vote "FOR" Proposal 1 and 2 and "AGAINST" Proposal 3.

------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND 2 AND "AGAINST" PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
------------------------------------------------------------------------------

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the Annual Meeting of Stockholders or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Stockholders, a proxy statement for the Annual Meeting of Stockholders, and the 1999 Annual Report to Stockholders.

Dated:                       , 2000
        ---------------------


--------------------------------        --------------------------------
 PRINT NAME OF STOCKHOLDER               PRINT NAME OF STOCKHOLDER


--------------------------------        --------------------------------
SIGNATURE OF STOCKHOLDER                SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
------------------------------------------------------------------------------